Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Vector Group Ltd. of our report dated February 29, 2008 relating to the financial statements and financial statement schedule of Vector Tobacco Inc. as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007, which appears in the Current Report on Form 8-K/A dated April 4, 2008. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Raleigh, North Carolina
April 4, 2008